Exhibit 99.1

M-Wave, Inc. announces Asset Purchase Agreement

Itasca, IL--(MARKET WIRE)—September 11, 2008 -- M-Wave, Inc. (Over the Counter Bulletin Board: MWAV.OB: News), a provider of international procurement services, and a virtual manufacturer of customer-specified electronic components, sub-assemblies, and consumer products, announced today that it has entered into an Asset Purchase Agreement (APA) with certain members of its management team which provides that the Company will sell substantially all of the operating assets and the Purchaser will assume certain liabilities of the Company.

On September 10, 2008, the Company announced that Anthony J. Cataldo had accepted appointment as a Class I Director, to hold office until the next stockholders meeting.  Mr. Cataldo has joined the Board to evaluate and formulate the future of the Company after the anticipated consummation of the APA.

ASSET PURCHASE AGREEMENT

Joseph Turek, Chairman and CEO, and Robert Duke, divisional president of M-Wave have formed M-Wave International LLC, an Illinois limited liability corporation (MWI) for the expressed purpose of acquiring the operating assets of M-Wave, Inc. for $500,000 plus assumption of all operating liabilities including but not limited to accounts payable, vendor contracts and employee obligations.  Additionally, MWI will extend a $500,000 operating term loan with an effective interest rate of 12% due December 31, 2008.  Upon the closing of the transaction, the Company’s obligations under the loan shall be extinguished. The closing is conditioned, among other things, upon obtaining shareholder approval of the transaction.

The board of directors accepted input from an engaged third-party investment banker that deemed the transaction to be fair from a financial point of view to the Company. The Company had, as a publicly reporting entity, been losing approximately $30,000 per month throughout the calendar year 2008.  As such, the Board of M-Wave believed it could not continue to operate without an infusion of capital. The availability of capital has been generally constrained in the presence of continuing losses.

The Company states there can be no assurances that the APA with M-Wave International, LLC will be approved by stockholders and become effective.

ABOUT M-WAVE, INC.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions, assemblies, and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, contract manufacturing and other consumer products. M-Wave additionally offers domestic and international supply chain services for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, its report on Form 10-Q for the period ended June 30, 2008, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

M-Wave's website is located at www.mwav.com.

Contact:

     Jeff Figlewicz
     Acting Chief Financial Officer
     (630) 562-5550 ext 4720